Exhibit 99.1
Contact: Mark J. grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636 News Release

Banner Corporation Increases Quarterly Cash Dividend by 40% to $0.35 Per Share,
Schedules 1Q18 Conference Call and Webcast and Renews Stock Repurchase Program

Walla Walla, WA – March 28, 2018 – Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today announced that its Board of Directors increased its regular quarterly cash dividend by 40% to $0.35 per share.  The dividend will be payable April 19, 2018, to common shareholders of record on April 10, 2018.

Banner also announced that its Board of Directors has renewed its authorization to repurchase up to 5% of its common stock, or 1,621,549 shares.  "We believe having the option to repurchase shares offers an effective capital management tool for building long-term shareholder value," said Mark J. Grescovich, Banner's President and Chief Executive Officer.

Under the plan, shares may be repurchased by the Company in open market purchases.  The extent to which the Company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations.

Additionally, Banner will report its first quarter 2018 results after the market closes on Monday, April 23, 2018.  Management will host a conference call on Tuesday, April 24, 2018 at 8:00 a.m. PDT (11:00 a.m. EDT) to discuss the results.  The call will also be broadcast live via the internet.

Interested investors may listen to the call live at www.bannerbank.com.  Investment professionals are invited to dial (866) 235-9915 to participate in the call.  A replay will be available for one week at (877) 344-7529 using access code 10118284 or at www.bannerbank.com.

About the Company
Banner Corporation is a $9.8 billion bank holding company operating two commercial banks in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.
This press release contains statements that the Company believes are "forward-looking statements." These statements relate to the Company's financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in Banner Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.  Such forward-looking statements speak only as of the date of this release. Banner Corporation expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company's expectations of results or any change in events.
Transmitted on Globe Newswire on March 28, 2018 at 6:00 a.m. PDT.